Exhibit 3.56

IN THE DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS

STATE OF HAWAII

In the Matter of the Incorporation	)

of	)

GWM MACDOW, INC.	)

ARTICLES OF INCORPORATION

The undersigned, desiring to form a corporation (the “Corporation”) under the laws of the State of Hawaii, hereby adopts the following Articles of Incorporation:

ARTICLE I

Corporate Name

The name of the Corporation is GWM MacDow, Inc.

ARTICLE II

Period of Duration

The duration of the Corporation is perpetual.

ARTICLE III

Corporate Purposes and Powers

Section 3.l  The primary specific purpose for which the Corporation is organized is to engage in the business of general construction and contracting, including the designing, constructing and repairing of public and private structures, and any other construction-related activities.

The other purpose for which the Corporation is organized is to engage in any lawful business.

Section 3.2  Powers.  The Corporation shall have all powers granted by law.

ARTICLE IV

Section 4.1  Authorized Shares.  The Corporation is authorized to issue 1,000 common shares.

Section 4.2  Other Powers of the Board of Directors With Respect to Shares.  The board of directors may issue rights and options to acquire common shares upon such terms as the board of directors shall determine.

Denial of Preemptive Rights

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by these Articles of Incorporation or a resolution of the board of directors.

ARTICLE VI

Place of Business

The street address of the initial office of the Corporation is c/o Nelson Chun, 1000 Bishop Street, Honolulu, Hawaii 96813.

ARTICLE VII

Directors and Officers

Section 7.1  Board of Directors.  The board of directors of the Corporation shall consist of one or more persons as shall be determined in accordance with the bylaws, provided that the number of directors shall not be reduced to fewer than three, except in cases where all the shares of the Corporation are owned by one or two shareholders, the number of directors may be fewer than three but not fewer than the number of shareholders.

Section 7.2  Officers.  The officers of the Corporation shall be the President, one or more Vice Presidents, Secretary, and Treasurer. The Corporation may have additional officers as shall be determined by the board of directors in accordance with the bylaws. The officers shall have the powers, perform the duties and be appointed as shall be determined by the board of directors and the bylaws. Any person may hold two or more offices of the Corporation unless prohibited by the bylaws, provided that there shall always be two persons who are officers.

Section 7.3  Powers of the Board of Directors. All the powers of the Corporation shall be exercised by or under authority of the board of directors, except as otherwise provided by law, these Articles of Incorporation or the bylaws.

Section 7.4  Names and Addresses of Initial Directors and Officers.  The number of directors constituting the initial board of directors is four (4). The names and residence addresses of the individuals who are to serve as initial directors, until their successors are elected and qualified, and as officers, until their successors are elected, are:

Name and Office	Residence Address
James Hendry Dowell,	50 Rock Isle Rd.
Director	Torbay, New Zealand

Arnot Malcolm McConnell,	“Ayrlies” Rd. 1
Director	Howick, New Zealand

Douglas John Lowrey	Apt. 5, 10 Sudeley St.
Director	Orakei, New Zealand

Nelson N. S. Chun, Director	60 No. Beretania St #2302
Honolulu, Hawaii 96817

Christopher Rodney Morton,	72 Sarsfield St
President	Herne Bay, New Zealand

Ian Murray, Vice President	c/o 2 Owens Rd
Epsom, New Zealand

Dennis George Chard,	20 Glade Place
Secretary and Treasurer	Birkenhead, New Zealand

ARTICLE VIII

Subscribers

The name or names of the initial subscriber or subscribers, the number of shares subscribed for, the subscription price for shares subscribed for and the amount of capital paid in by each subscriber in cash or property are as follows:

Name of Subscriber	Number of Shares Subscribed For	Aggregate Subscription Price	Amount of Capital Paid in Cash	Amount of Capital Paid in Property (Net Value of Property)

McConnell Dowell Construction, Inc.	1,000	$1,000,000	$1,000,000	$-0-

ARTICLE IX

Amendment of Bylaws

The power to amend or repeal the bylaws or adopt new bylaws shall be vested in the board of directors subject to repeal or change by action of the shareholders.

I certify, in accordance with Section 415-55, Hawaii Revised Statutes, that I have read the above articles of incorporation and that they are true and correct to the best of my knowledge.

Witness my hand this 19th day of February, 1988.

/s/Nelson N.S. Chun
Nelson N. S. Chun